SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
December 30, 2010
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☑      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other events.
On December 29, 2010, Evergreen Solar, Inc. (the “Company”) filed an amendment to its certificate of incorporation to implement a 1-for-6 reverse split of the Company’s outstanding common stock. The reverse split was previously approved by the Company’s stockholders at the annual meeting of stockholders on July 27, 2010. The reverse stock split of the Company’s common stock will be effective at 12:01 a.m. Eastern Standard Time, on Saturday, January 1, 2011. Due to the reverse stock split, the Company’s common stock will trade under a new CUSIP number, 30033R306, and will temporarily trade under the symbol “ESLRD” for 20 trading days beginning January 3, 2011, after which time the symbol will revert to “ESLR.” The reverse split will reduce the number of outstanding shares of the Company’s common stock from approximately 209 million shares to approximately 35 million shares. Proportional adjustments will be made to conversion and exercise prices of the Company’s outstanding convertible debt, outstanding stock options and other equity incentive awards, and to the number of shares issued and issuable under the Company’s equity compensation plans.
The reverse stock split is being completed as part of the Company’s comprehensive recapitalization plan which is intended to align the Company’s capital structure with its current business model and to better position the Company for future growth as previously announced on December 6, 2010, which, if fully executed, will:
•	Substantially reduce the Company’s outstanding indebtedness and annual interest expense;

•	Exchange a substantial portion of the Company’s existing convertible debt for new debt with longer maturities and lower conversion prices;

•	Create a capital structure that should provide greater incentive to convertible debt holders to convert their notes into shares of the Company’s common stock, which would further accomplish the Company’s goal of substantially reducing outstanding debt; and

•	Enhance the Company’s flexibility to manage its business by eliminating certain restrictive covenants and the security interests contained in existing debt instruments.
Information for Stockholders
On the effective date of the reverse stock split, each six shares of issued and outstanding common stock will be converted into one share of common stock. Registered holders of the Company’s common stock will receive a letter of transmittal shortly after the effective date with instructions for exchanging their existing stock certificates for a statement representing the number of shares of post-split Company common stock to which they are entitled. The Company will be issuing all of the post-split shares through the paperless Direct Registration System (“DRS”), also known as ‘book entry form’. American Stock Transfer and Trust Company will act as the exchange agent and can be contacted at (877) 248-6417 or (718) 921-8317. Stockholders with shares in brokerage accounts will have their accounts adjusted automatically, with no further action by them required.
No fractional shares will be issued as a result of the reverse stock split. Instead, stockholders who otherwise would be entitled to receive a fractional share because they hold a number of shares not evenly divisible by six, will receive an additional share of common stock because each fractional share will be rounded up to the nearest whole share.
More information on the reverse stock split is available in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 7, 2010.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

No.	Description

99.1	Press Release dated December 30, 2010, of Evergreen Solar, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Solar, Inc.
By:	/s/ Christian M. Ehrbar
	Name:	Christian M. Ehrbar
	Title:	General Counsel and Corporate Secretary

Dated: December 30, 2010